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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                 SCHEDULE 13G/A

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
               RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO
                           FILED PURSUANT TO 13d-2 (b)
                               (Amendment No. 4)*

                                 MetaSolv, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   591393103
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               December 31, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      | |   Rule 13d-1(c)

      |X|   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                                  Page 1 of 20
                            Exhibit Index on Page 19

CUSIP No. 591393103                                          Page 2 of 20 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Austin Ventures IV-A, L.P. ("AV IV-A")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        581,003  shares,  except that AV Partners IV, L.P. ("AVP
                        IV"),  the general  partner of AV IV-A, may be deemed to
                        have sole  power to vote  these  shares,  and  Joseph C.
                        Aragona ("Aragona"),  Kenneth P. DeAngelis ("DeAngelis")
                        and Jeffery C. Garvey  ("Garvey"),  general  partners of
                        AVP IV, may be deemed to have shared power to vote these
                        shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               581,003 shares, except that AVP IV, the  general partner
    WITH                of AV IV-A, may be deemed to have sole  power to dispose
                        of these  shares,  and  Aragona,  DeAngelis  and Garvey,
                        general partners of AVP IV, may be deemed to have shared
                        power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      581,003
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      1.5%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 591393103                                          Page 3 of 20 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Austin Ventures IV-B, L.P. ("AV IV-B")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        1,218,997  shares,  except  that  AVP  IV,  the  general
                        partner of AV IV-B,  may be deemed to have sole power to
                        vote these  shares,  and Aragona,  DeAngelis and Garvey,
                        general partners of AVP IV, may be deemed to have shared
                        power to vote these shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               1,218,997  shares,  except  that  AVP  IV,  the  general
    WITH                partner of AV IV-B,  may be deemed to have sole power to
                        dispose of these  shares,  and  Aragona,  DeAngelis  and
                        Garvey,  general  partners  of  AVP IV, may be deemed to
                        have shared power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,218,997
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      3.2%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 591393103                                          Page 4 of 20 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      AV Partners IV, L.P.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        1,800,000 shares, of which 581,003 are directly owned by
                        AV IV-A and 1,218,997 are directly owned by AV IV-B. AVP
                        IV, the general  partner of AV IV-A and AV IV-B,  may be
                        deemed  to have sole  power to vote  these  shares,  and
                        Aragona,  DeAngelis and Garvey,  general partners of AVP
                        IV,  may be deemed to have  shared  power to vote  these
                        shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               1,800,000 shares, of which 581,003 are directly owned by
    WITH                AV IV-A and 1,218,997 are directly owned by AV IV-B. AVP
                        IV, the general  partner of AV IV-A and AV IV-B,  may be
                        deemed  to have sole  power to vote  these  shares,  and
                        Aragona,  DeAngelis and Garvey,  general partners of AVP
                        IV,  may be deemed to have  shared  power to  dispose of
                        these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,800,000
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      4.7%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 591393103                                          Page 5 of 20 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Austin Ventures VI, L.P. ("AV VI")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        957,922  shares,  except that AV Partners VI, L.P. ("AVP
                        VI"),  the  general  partner  of AV VI, may be deemed to
                        have  sole  power to vote  these  shares,  and  Aragona,
                        DeAngelis,  Garvey, Edward E. Olkkola ("Olkkola"),  John
                        D.   Thornton   ("Thornton")   and   Blaine  F.   Wesner
                        ("Wesner"),  the  general  partners  of AVP  VI,  may be
                        deemed to have shared power to vote these shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               957,922 shares, except that AVP VI, the general partner
    WITH                of AV VI, may be deemed to have sole power to dispose of
                        these shares, and Aragona,  DeAngelis,  Garvey, Olkkola,
                        Thornton and Wesner, the general partners of AVP VI, may
                        be  deemed  to have  shared  power to  dispose  of these
                        shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      957,922
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.5%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 591393103                                          Page 6 of 20 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Austin Ventures VI Affiliates Fund, L.P. ("AV VI A")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        26,942 shares,  except that AVP VI, the general  partner
                        of AV VI A, may be  deemed  to have  sole  power to vote
                        these shares, and Aragona,  DeAngelis,  Garvey, Olkkola,
                        Thornton and Wesner, the general partners of AVP VI, may
                        be deemed to have shared power to vote these shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               26,942 shares, except that  AVP VI, the general  partner
    WITH                of AV VI A, may be deemed to have sole  power to dispose
                        of  these  shares,  and  Aragona,   DeAngelis,   Garvey,
                        Olkkola,  Thornton and Wesner,  the general  partners of
                        AVP VI, may be deemed to have shared power to dispose of
                        these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      26,942
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 591393103                                          Page 7 of 20 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      AV Partners VI, L.P.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        984,864  shares,  of which 957,922 are directly owned by
                        AV VI and 26,942 are directly  owned by AV VI A. AVP VI,
                        the general  partner of AV VI and AV VI A, may be deemed
                        to have sole power to vote these  shares,  and  Aragona,
                        DeAngelis,  Garvey,  Olkkola,  Thornton and Wesner,  the
                        general partners of AVP VI, may be deemed to have shared
                        power to vote these shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            See response to row 5.
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               984,864 shares, of which  957,922 are directly owned  by
    WITH                AV VI and 26,942 are directly  owned by AV VI A. AVP VI,
                        the general partner of AV VI and  AV VI A, may be deemed
                        to have  sole  power to  dispose  of these  shares,  and
                        Aragona,   DeAngelis,   Garvey,  Olkkola,  Thornton  and
                        Wesner, the general partners of AVP VI, may be deemed to
                        have shared power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      984,864
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.6%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 591393103                                          Page 8 of 20 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Joseph C. Aragona
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        123,753  shares,  of which 7,560 are  directly  owned by
                        Aragona and 116,193 are directly owned by Aragona, Ltd.,
                        a Texas  limited  partnership,  and  Aragona,  the  sole
                        general  partner of Aragona,  Ltd, may be deemed to have
                        sole power to vote these shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            2,784,864 shares, of which 581,003 are directly owned by
  OWNED BY              AV  IV-A,  1,218,997  are  directly  owned  by AV  IV-B,
    EACH                957,922  are  directly  owned  by AV VI and  26,942  are
  REPORTING             directly owned by AV VI A. Aragona is a general  partner
   PERSON               of both AVP IV,  the  general  partner of AV IV-A and AV
    WITH                IV-B, and AVP VI, the general partner of AV VI and AV VI
                        A, and may be deemed to have shared  power to vote these
                        shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        123,753  shares,  of which 7,560 are  directly  owned by
                        Aragona and 116,193 are directly owned by Aragona, Ltd.,
                        a Texas  limited  partnership,  and  Aragona,  the  sole
                        general  partner of Aragona,  Ltd, may be deemed to have
                        sole power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        2,784,864 shares, of which 581,003 are directly owned by AV IV-A, 1,218,997 are directly owned by AV IV-B, 957,922 are directly owned by AV VI and 26,942 are directly owned by AV VI A. Aragona is a general partner of both AVP IV, the general partner of AV IV-A and AV IV-B, and AVP VI, the general partner of AV VI and AV VI A, and may be deemed to have shared power to dispose of these shares.

--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,908,617
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      7.6%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 591393103                                          Page 9 of 20 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Kenneth P. DeAngelis
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        79,277 shares, of which 75,105 are directly owned by DeAngelis and 4,172 are directly owned by DeAngelis, Ltd., a Texas limited partnership, and DeAngelis, the sole general partner of DeAngelis, Ltd., may be deemed to have sole power to vote these shares.

                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            2,784,864 shares, of which 581,003 are directly owned by
  OWNED BY              AV  IV-A,  1,218,997  are  directly  owned  by AV  IV-B,
    EACH                957,922  are  directly  owned  by AV VI and  26,942  are
  REPORTING             directly  owned  by  AV  VI A.  DeAngelis  is a  general
   PERSON               partner of both AVP IV, the  general  partner of AV IV-A
    WITH                and AV IV-B,  and AVP VI, the  general  partner of AV VI
                        and AV VI A, and may be deemed to have  shared  power to
                        vote these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        79,277  shares,  of which 75,105 are  directly  owned by
                        DeAngelis  and 4,172 are  directly  owned by  DeAngelis,
                        Ltd., a Texas limited  partnership,  and DeAngelis,  the
                        sole general  partner of DeAngelis,  Ltd., may be deemed
                        to have sole power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        2,784,864 shares, of which 581,003 are directly owned by AV IV-A, 1,218,997 are directly owned by AV IV-B, 957,922 are directly owned by AV VI and 26,942 are directly owned by AV VI A. DeAngelis is a general partner of both AVP IV, the general partner of AV IV-A and AV IV-B, and AVP VI, the general partner of AV VI and AV VI A, and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,864,141
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      7.5%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 591393103                                         Page 10 of 20 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Jeffery C. Garvey
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        168,663  shares,  of which 157,553 are directly owned by
                        Garvey and 11,110 are directly owned by Garvey,  Ltd., a
                        Texas  limited  partnership,  and  Garvey,  the  general
                        partner  of  Garvey,  Ltd.,  may be  deemed to have sole
                        power to vote these shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            2,784,864 shares, of which 581,003 are directly owned by
  OWNED BY              AV  IV-A,  1,218,997  are  directly  owned  by AV  IV-B,
    EACH                957,922  are  directly  owned  by AV VI and  26,942  are
  REPORTING             directly  owned by AV VI A. Garvey is a general  partner
   PERSON               of both AVP IV,  the  general  partner of AV IV-A and AV
    WITH                IV-B, and AVP VI, the general partner of AV VI and AV VI
                        A, and may be deemed to have shared  power to vote these
                        shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        168,663  shares,  of which 157,553 are directly owned by
                        Garvey and 11,110 are directly owned by Garvey,  Ltd., a
                        Texas  limited  partnership,  and  Garvey,  the  general
                        partner  of  Garvey,  Ltd.,  may be  deemed to have sole
                        power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        2,784,864 shares, of which 581,003 are directly owned by AV IV-A, 1,218,997 are directly owned by AV IV-B, 957,922 are directly owned by AV VI and 26,942 are directly owned by AV VI A. Garvey is a general partner of both AVP IV, the general partner of AV IV-A and AV IV-B, and AVP VI, the general partner of AV VI and AV VI A, and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,953,527
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      7.7%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 591393103                                         Page 11 of 20 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Edward E. Olkkola
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0 shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            984,864 shares, of which  957,922 are directly owned  by
  OWNED BY              AV VI and 26,942 are directly  owned by AV VI A. Olkkola
    EACH                is a general partner of  AVP VI,  the general partner of
  REPORTING             AV VI  and  AV VI A,  and  may  be deemed to have shared
   PERSON               power to vote these shares.
    WITH                --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        0 shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        984,864 shares, of which 957,922 are directly owned by AV VI and 26,942 are directly owned by AV VI A. Olkkola is a general partner of AVP VI, the general partner of AV VI and AV VI A, and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      984,864
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.6%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 591393103                                         Page 12 of 20 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      John D. Thornton
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        57,578  shares,  of which  3,500 are  directly  owned by
                        Thornton and 54,078 are directly  owned by John Thornton
                        Family   I,  Ltd.   ("Family   I"),   a  Texas   limited
                        partnership,  and Thornton,  the sole general partner of
                        Family I, may be deemed to have sole power to vote these
                        shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            984,864  shares,  of which 957,922 are directly owned by
  OWNED BY              AV VI and 26,942 are directly owned by AV VI A. Thornton
    EACH                is a general  partner of AVP VI, the general  partner of
  REPORTING             AV VI and AV VI A,  and may be  deemed  to  have  shared
   PERSON               power to vote these shares.
    WITH                --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        57,578  shares,  of which  3,500 are  directly  owned by
                        Thornton  and 54,078 are  directly  owned by Family I, a
                        Texas  limited  partnership,   and  Thornton,  the  sole
                        general  partner of Family I, may be deemed to have sole
                        power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        984,864 shares, of which 957,922 are directly owned by AV VI and 26,942 are directly owned by AV VI A. Thornton is a general partner of AVP VI, the general partner of AV VI and AV VI A, and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,042,442
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.7%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 591393103                                         Page 13 of 20 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Blaine F. Wesner
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        126,519 shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            984,864 shares, of which 957,922 are  directly owned  by
  OWNED BY              AV VI and 26,942 are directly owned by  AV VI A.  Wesner
    EACH                is a general partner of AVP VI, the  general partner  of
  REPORTING             AV VI  and  AV VI A,  and  may be deemed  to have shared
   PERSON               power to vote these shares.
    WITH                --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        126,519 shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        984,864 shares, of which 957,922 are directly owned by AV VI and 26,942 are directly owned by AV VI A. Wesner is a general partner of AVP VI, the general partner of AV VI and AV VI A, and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,111,383
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.9%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                                            Page 14 of 20 Pages

         This statement amends the Statement on Schedule 13G previously filed by Austin Ventures IV-A, L.P., Austin Ventures IV-B, L.P., AV Partners IV, L.P., Austin Ventures VI, L.P., Austin Ventures VI Affiliates Fund, L.P., AV Partners VI, L.P., Joseph C. Aragona, Kenneth P. DeAngelis, Jeffery C. Garvey, Edward E. Olkkola, John D. Thornton and Blaine F. Wesner. The foregoing entities and individuals are collectively referred to as the "Reporting Persons." Only those items as to which there has been a change are included in this Amendment No. 4.

Item 4. Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1. The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this statement is provided as of December 31, 2003.

         (a) Amount beneficially owned: See Row 9 of cover page for each Reporting Person.

         (b)      Percent of class:  See Row 11 of cover page for each Reporting
                  Person.

         (c)      Number of shares as to which the person has:

                  (i) Sole power to vote or to direct the vote See Row 5 of cover page for each Reporting Person.

                  (ii) Shared power to vote or to direct the vote See Row 6 of cover page for each Reporting Person.

                  (iii) Sole power to dispose or to direct the disposition of See Row 7 of cover page for each Reporting Person.

                  (iv) Shared power to dispose or to direct the disposition of See Row 8 of cover page for each Reporting Person.

                                                            Page 15 of 20 Pages

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 13, 2004


AUSTIN VENTURES IV-A, L.P.              /s/ Kevin Kunz
By AV Partners IV, L.P.,                ----------------------------------------
Its General Partner                     Signature

                                        Kevin Kunz
                                        Chief Financial Officer/Attorney-In-Fact


AUSTIN VENTURES IV-B, L.P.              /s/ Kevin Kunz
By AV Partners IV, L.P.,                ----------------------------------------
Its General Partner                     Signature

                                        Kevin Kunz
                                        Chief Financial Officer/Attorney-In-Fact


AV PARTNERS IV, L.P.                    /s/ Kevin Kunz
                                        ----------------------------------------
                                        Signature

                                        Kevin Kunz
                                        Chief Financial Officer/Attorney-In-Fact


AUSTIN VENTURES VI, L.P.                /s/ Kevin Kunz
By AV Partners VI, L.P.,                ----------------------------------------
Its General Partner                     Signature

                                        Kevin Kunz
                                        Chief Financial Officer/Attorney-In-Fact


AUSTIN VENTURES VI AFFILIATES FUND, L.P./s/ Kevin Kunz
By AV Partners VI, L.P.,                ----------------------------------------
Its General Partner                     Signature

                                        Kevin Kunz
                                        Chief Financial Officer/Attorney-In-Fact

                                                            Page 16 of 20 Pages

AV PARTNERS VI, L.P.                    /s/ Kevin Kunz
                                        ----------------------------------------
                                        Signature

                                        Kevin Kunz
                                        Chief Financial Officer/Attorney-In-Fact


JOSEPH C. ARAGONA                       /s/ Kevin Kunz
                                        ----------------------------------------
                                        Signature

                                        Kevin Kunz
                                        Chief Financial Officer/Attorney-In-Fact


KENNETH P. DeANGELIS                    /s/ Kevin Kunz
                                        ----------------------------------------
                                        Signature

                                        Kevin Kunz
                                        Chief Financial Officer/Attorney-In-Fact


JEFFERY C. GARVEY                       /s/ Kevin Kunz
                                        ----------------------------------------
                                        Signature

                                        Kevin Kunz
                                        Chief Financial Officer/Attorney-In-Fact


EDWARD E. OLKKOLA                       /s/ Kevin Kunz
                                        ----------------------------------------
                                        Signature

                                        Kevin Kunz
                                        Chief Financial Officer/Attorney-In-Fact


JOHN D. THORNTON                        /s/ Kevin Kunz
                                        ----------------------------------------
                                        Signature

                                        Kevin Kunz
                                        Chief Financial Officer/Attorney-In-Fact

                                                            Page 17 of 20 Pages

BLAINE F. WESNER                        /s/ Kevin Kunz
                                        ----------------------------------------
                                        Signature

                                        Kevin Kunz
                                        Chief Financial Officer/Attorney-In-Fact

                                                            Page 18 of 20 Pages

                                  EXHIBIT INDEX

                                                                    Found on
                                                                  Sequentially
Exhibit                                                           Numbered Page
-------                                                           -------------
Exhibit A:  Agreement of Joint Filing                                  19
Exhibit B: Reference to Kevin Kunz as Attorney-In-Fact                 20

                                                            Page 19 of 20 Pages

                                    EXHIBIT A

                            Agreement of Joint Filing

         The Reporting Persons hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of MetaSolv, Inc. shall be filed on behalf of each of the Reporting Persons. Note that copies of the applicable Agreement of Joint Filing are already on file with the appropriate agencies.

                                                            Page 20 of 20 Pages

                                    EXHIBIT B

                   REFERENCE TO KEVIN KUNZ AS ATTORNEY-IN-FACT

         Kevin Kunz has signed the enclosed documents as Attorney-In-Fact. Note that copies of the applicable Power of Attorneys are already on file with the appropriate agencies.